Exhibit 99.1

FOR IMMEDIATE RELEASE

FRIDAY, JANUARY 10, 2025

HURCO REPORTS FOURTH QUARTER AND FULL YEAR RESULTS FOR FISCAL YEAR 2024

INDIANAPOLIS, INDIANA – January 10, 2025 – Hurco Companies, Inc. (Nasdaq: HURC) today reported results for the fourth fiscal quarter and fiscal year ended October 31, 2024. Hurco recorded a net loss of $1,442,000, or $(0.23) per diluted share, for the fourth quarter of fiscal year 2024, which included a non-cash tax valuation allowance of $193,000 recorded in provision for income taxes, compared to net income of $2,422,000, or $0.36 per diluted share, for the corresponding period in fiscal year 2023. Hurco recorded a net loss of $16,608,000, or $(2.56) per diluted share, for fiscal year 2024, which included a non-cash tax valuation allowance of $8,590,000 recorded in provision for income taxes, compared to net income of $4,389,000, or $0.66 per diluted share, for fiscal year 2023.

Sales and service fees for the fourth quarter of fiscal year 2024 were $53,702,000, a decrease of $12,403,000, or 19%, compared to the corresponding prior year period, and included a favorable currency impact of $1,008,000, or 2%, when translating foreign sales to U.S. dollars for financial reporting purposes. Sales and service fees for fiscal year 2024 were $186,584,000, a decrease of $41,223,000, or 18%, compared to fiscal year 2023, and included a favorable currency impact of $1,804,000, or less than 1%, when translating foreign sales to U.S. dollars for financial reporting purposes.

Greg Volovic, Chief Executive Officer, stated, “We had hoped for more of a recovery this year than what we saw in the market for machine tools, which was down almost 19% according to the Oxford Economics U.S. machine tool forecasts. However, there were two trends that did align with our expectations. First, our global orders for this fiscal year outpaced sales in every region, which is a solid improvement over fiscal year 2023. Second, orders improved from the first half of the year to the second half of the year in fiscal year 2024, a trend quite different from fiscal year 2023. We are focused on this order growth and are prepared for increased customer demand as global markets begin to recover. We are managing our business in an effort to improve results and return to profitability. We implemented global cost reductions this year, but we did so while advancing the future of Hurco with many technological innovations. In September, we put our technology on display at IMTS and engaged attendees with the latest concept designs of Hurco's next-generation control and Milltronics’ new INSPIRE+ control and software. We also showcased our CNC machines with ProCobots and third-party collaborative robotic systems and demonstrated Hurco’s work toward advancing to the future of autonomous machining. We continue to believe that our strong balance sheet and focus on future technological advancement differentiates Hurco from our competitors, helping us to navigate cyclical periods. I am fortunate to be part of a company with employees with unwavering dedication, supportive and committed shareholders, and customers with confidence in and loyalty to Hurco products. We look forward to the coming year with confidence that we have already navigated big challenges in our industry, and we are ready to lead the recovery.”

The following table sets forth net sales and service fees by geographic region for the fourth quarter and fiscal year ended October 31, 2024, and 2023 (dollars in thousands):

	Three Months Ended				Fiscal Year Ended
	October 31,				October 31,
	2024	2023	$ Change	% Change	2024	2023	$ Change	% Change
Americas	$23,331	$29,720	($6,389)	(21)%	$72,317	$88,329	($16,012)	(18)%
Europe	25,381	30,780	(5,399)	(18)%	94,919	120,525	(25,606)	(21)%
Asia Pacific	4,990	5,605	(615)	(11)%	19,348	18,953	395	2%
Total	$53,702	$66,105	($12,403)	(19)%	$186,584	$227,807	($41,223)	(18)%

Sales in the Americas for the fourth quarter and fiscal year 2024 decreased by 21% and 18%, respectively, compared to the corresponding periods in fiscal year 2023, primarily due to decreased shipments of Hurco and Takumi machines. The decrease in sales of these machines was mainly attributable to decreased shipments of Hurco and Takumi 3-axis vertical machines, partially offset by increased sales of higher-performance Hurco 5-axis machines and Milltronics 3-axis vertical machines.

European sales for the fourth quarter of fiscal year 2024 decreased by 18%, compared to the corresponding period, and included a favorable currency impact of 3%, when translating foreign sales to U.S. dollars for financial reporting purposes. The year-over-year decrease in the fourth quarter in European sales was mainly due to a decreased volume of shipments of Hurco and Takumi machines in Germany and the United Kingdom, as well as decreased shipments of electro-mechanical components and accessories manufactured by our wholly owned subsidiary, LCM Precision Technology S.r.l. (“LCM”), partially offset by an increased volume of shipments of Hurco machines in Italy and France, Milltronics machines and ProCobots automation solutions sold throughout Europe. European sales for fiscal year 2024 decreased by 21%, compared to fiscal year 2023, and included a favorable currency impact of 2%, when translating foreign sales to U.S. dollars for financial reporting purposes. The year-over-year decrease in European sales was primarily attributable to a decreased volume of shipments of Hurco and Takumi machines in Germany, Italy, and the United Kingdom, and of electro-mechanical components and accessories manufactured by LCM, partially offset by an increased volume of shipments of Hurco and Takumi machines in France and increased sales of ProCobots automation solutions.

Asian Pacific sales for the fourth quarter of fiscal year 2024 decreased by 11%, compared to the corresponding period in fiscal year 2023, and included a favorable currency impact of less than 1%, when translating foreign sales to U.S. dollars for financial reporting purposes. The decrease in Asian Pacific sales in the fourth quarter of fiscal year 2024 was due to decreased shipments of Hurco and Takumi machines in China, partially offset by increased shipments of Hurco and Takumi machines in India and Southeast Asia. Asian Pacific sales for fiscal year 2024 increased by 2%, compared to fiscal year 2023, and included an unfavorable currency impact of 1%, when translating foreign sales to U.S. dollars for financial reporting purposes. The year-over-year increase in Asian Pacific sales for the fiscal year was primarily attributable to increased shipments of Hurco and Takumi machines in India and to one customer with multiple machine orders in China, partially offset by decreased shipments of Hurco and Takumi machines in China and Southeast Asia.

Orders for the fourth quarter of fiscal year 2024 were $51,077,000, a decrease of $3,064,000, or 6%, compared to the corresponding period in fiscal year 2023, and included a favorable currency impact of $1,077,000, or 2%, when translating foreign orders to U.S. dollars. Orders for fiscal year 2024 were $198,302,000, a decrease of $11,374,000, or 5%, compared to fiscal year 2023, and included a favorable currency impact of $1,923,000, or less than 1%, when translating foreign orders to U.S. dollars.

The following table sets forth new orders booked by geographic region for the fourth fiscal quarter and fiscal year ended October 31, 2024, and 2023 (dollars in thousands):

	Three Months Ended				Fiscal Year Ended
	October 31,				October 31,
	2024	2023	$ Change	% Change	2024	2023	$ Change	% Change
Americas	$21,221	$23,864	($2,643)	(11)%	$76,711	$80,412	($3,701)	(5)%
Europe	23,876	27,329	(3,453)	(13)%	99,633	114,961	(15,328)	(13)%
Asia Pacific	5,980	2,948	3,032	103%	21,958	14,303	7,655	54%
Total	$51,077	$54,141	($3,064)	(6)%	$198,302	$209,676	($11,374)	(5)%

Orders in the Americas for the fourth quarter of fiscal year 2024 decreased by 11%, compared to the corresponding period in fiscal year 2023. The decrease in orders was primarily due to decreased customer demand for Hurco and Takumi machines, partially offset by increased demand for Milltronics toolroom and 3-axis vertical machines and non-Hurco branded machine tools sold by one of our wholly owned distributors. The decrease in orders was also impacted by a reduction in average net selling prices for certain machines designed to penetrate key markets and reduce inventories. Orders in the Americas for fiscal year 2024 decreased by 5%, compared to fiscal year 2023. The decrease in orders was primarily due to decreased customer demand for Hurco 3-axis vertical machines, partially offset by increased demand for Hurco higher-performing 5-axis machines.

European orders for the fourth quarter and fiscal year 2024 decreased by 13% for each period, compared to the corresponding prior year periods, and included a favorable currency impact of 4% and 2%, respectively, when translating foreign orders to U.S. dollars. The year-over-year decreases in orders in both periods were driven primarily by decreased customer demand for Hurco and Takumi machines in Germany, France, and Italy, as well as decreased demand for electro-mechanical components and accessories manufactured by LCM, partially offset by increased demand for Hurco higher-performance VMX machines in the United Kingdom and for ProCobots automation solutions sold across the European region.

Asian Pacific orders for the fourth quarter and fiscal year 2024 increased by 103% and 54%, respectively, compared to the corresponding prior year periods, and included a favorable currency impact of 2% and an unfavorable currency impact of 2%, respectively, when translating foreign orders to U.S. dollars. The increases in Asian Pacific orders were driven primarily by increased customer demand for Hurco and Takumi machines in China, India, and Southeast Asia. The increased customer demand for Hurco machines in China and India for the fiscal year included two customers with multiple machine orders.

Gross profit for the fourth quarter of fiscal year 2024 was $12,186,000, or 23% of sales, compared to $17,419,000, or 26% of sales, for the corresponding prior year period. Gross profit for fiscal year 2024 was $37,743,000, or 20% of sales, compared to $56,168,000, or 25% of sales, for fiscal year 2023. The year-over-year decreases were primarily due to the lower volume of vertical milling machine sales in the Americas and Europe. Additionally, there were decreases in average net selling prices for certain machines during fiscal year 2024 that were designed to penetrate key markets and reduce inventories. The decreases in both sales volume and pricing negatively impacted gross profit in dollars and as a percentage of sales, reducing our leverage of fixed costs, in comparison to the corresponding prior year periods. Further, certain cost reductions were implemented in the third quarter of fiscal year 2024 to help offset the impact of lower sales volumes and pricing.

Selling, general, and administrative expenses for the fourth quarter of fiscal year 2024 were $12,677,000, or 24% of sales, compared to $14,040,000, or 21% of sales, in the corresponding fiscal year 2023 period, and included an unfavorable currency impact of $207,000, when translating foreign expenses to U.S. dollars for financial reporting purposes. Selling, general, and administrative expenses for fiscal year 2024 were $46,029,000, or 25% of sales, compared to $49,552,000, or 22% of sales, in fiscal year 2023, and included an unfavorable currency impact of $362,000, when translating foreign expenses to U.S. dollars for financial reporting purposes. The year-over-year reductions in selling, general, and administrative expenses in both periods were primarily due to cost reductions implemented in the third quarter of fiscal year 2024 to help offset the impact of lower sales volume, partially offset by increased tradeshow costs (for IMTS) in the fourth quarter of fiscal year 2024. Despite the reductions from an absolute dollar perspective, selling, general, and administrative expenses increased as a percentage of sales in the fourth quarter and fiscal year 2024, compared to each of the corresponding prior year periods, due to the lower volume of sales year-over-year.

Income tax expense during the fourth quarter and fiscal year 2024 were $320,000 and $6,758,000, respectively, compared to $1,079,000 and $2,365,000 for the corresponding periods in 2023. The year-over-year increase in annual income tax expense was primarily due to an $8,449,000 non-cash valuation allowance recorded on U.S. and China deferred tax assets, as well as changes in geographic mix of income and loss that includes jurisdictions with differing tax rates, and discrete items related to unvested stock compensation. Because we have an $8,304,000 valuation allowance recorded against our U.S. deferred tax assets, we did not record a tax benefit for our U.S. net losses for fiscal year 2024. The valuation allowance recorded during fiscal year 2024 reflected a full valuation allowance of the U.S. deferred tax assets and was recorded after evaluating changes to tax laws, statutory tax rates, and our cumulative three-year income (loss) levels for the U.S. for fiscal year 2024.

Cash and cash equivalents totaled $33,330,000 as of October 31, 2024, compared to $41,784,000 as of October 31, 2023. Working capital was $180,788,000 as of October 31, 2024, compared to $193,257,000 as of October 31, 2023. The decrease in working capital was primarily driven by decreases in cash and cash equivalents, inventories, accounts receivable, net, and prepaid and other assets, as well as increases in customer deposits, partially offset by decreases in accounts payable and accrued payroll and employee benefits.

Hurco Companies, Inc. is an international, industrial technology company that sells its three brands of computer numeric control (“CNC”) machine tools to the worldwide metal cutting and metal forming industry. Two of the Company’s brands of machine tools, Hurco and Milltronics, are equipped with interactive controls that include software that is proprietary to each respective brand. The Company designs these controls and develops the software. The third brand of CNC machine tools, Takumi, is equipped with industrial controls that are produced by third parties, which allows the customer to decide the type of control added to the Takumi CNC machine tool. The Company also produces high-value machine tool components and accessories and provides automation solutions that can be integrated with any machine tool. The end markets for the Company's products are independent job shops, short-run manufacturing operations within large corporations, and manufacturers with production-oriented operations. The Company’s customers manufacture precision parts, tools, dies, and/or molds for industries such as aerospace, defense, medical equipment, energy, transportation, and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, Italy, the U.S., and China, and sells its products through direct and indirect sales forces throughout the Americas, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, the Czech Republic, England, France, Germany, India, Italy, the Netherlands, Poland, Singapore, the U.S., and Taiwan. Web Site: www.hurco.com

Certain statements in this news release are forward-looking statements that involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among others, the cyclical nature of the machine tool industry; uncertain economic conditions, which may adversely affect overall demand, in the Americas, Europe and Asia Pacific markets; the risks of our international operations; governmental actions, initiatives and regulations, including import and export restrictions, duties and tariffs and changes to tax laws; the effects of changes in currency exchange rates; competition with larger companies that have greater financial resources; our dependence on new product development; the need and/or ability to protect our intellectual property assets; the limited number of our manufacturing and supply chain sources; increases in the prices of raw materials, especially steel and iron products; the effect of the loss of members of senior management and key personnel; our ability to integrate acquisitions; acquisitions that could disrupt our operations and affect operating results; failure to comply with data privacy and security regulations; breaches of our network and system security measures; possible obsolescence of our technology and the need to make technological advances; impairment of our assets; negative or unforeseen tax consequences; uncertainty concerning our ability to use tax loss carryforwards; changes in the SOFR rate; the impact of the COVID-19 pandemic and other public health epidemics and pandemics on the global economy, our business and operations, our employees and the business, operations and economies of our customers and suppliers; and other risks and uncertainties discussed more fully under the caption “Risk Factors” in our filings with the Securities and Exchange Commission. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:Sonja K. McClelland

Executive Vice President, Treasurer, & Chief Financial Officer

317-293-5309

Hurco Companies, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended October 31,		Twelve Months Ended October 31,
	2024	2023	2024	2023

	(unaudited)
Sales and service fees	$ 53,702	$ 66,105	$ 186,584	$ 227,807
Cost of sales and service	41,516	48,686	148,841	171,639
Gross profit	12,186	17,419	37,743	56,168
Selling, general and administrative expenses	12,677	14,040	46,029	49,552
Operating (loss) income	(491)	3,379	(8,286)	6,616
Interest expense	152	123	578	282
Interest income	129	110	621	369
Investment (loss) income	(46)	14	80	61
Other expense (income), net	562	(121)	1,687	10
(Loss) income before taxes	(1,122)	3,501	(9,850)	6,754
Provision for income taxes	320	1,079	6,758	2,365
Net (loss) income	($ 1,442)	$ 2,422	($ 16,608)	$ 4,389

(Loss) income per common share
Basic	($ 0.23)	$ 0.37	($ 2.56)	$ 0.67
Diluted	($ 0.23)	$ 0.36	($ 2.56)	$ 0.66
Weighted average common shares outstanding
Basic	6,440	6,462	6,489	6,499
Diluted	6,440	6,498	6,489	6,528

Dividends per share	$ -	$ 0.16	$ 0.32	$ 0.63

OTHER CONSOLIDATED FINANCIAL DATA
(unaudited)
	Three Months Ended October 31,		Twelve Months Ended October 31,
Operating Data:	2024	2023	2024	2023
Gross margin	23%	26%	20%	25%
SG&A expense as a percentage of sales	24%	21%	25%	22%
Operating (loss) income as a percentage of sales	(1)%	5%	(4)%	3%
Pre-tax (loss) income as a percentage of sales	(2)%	5%	(5)%	3%
Effective tax rate	(29)%	31%	(69)%	35%
Depreciation and amortization	$ 854	$ 952	$ 3,532	$ 4,093
Capital expenditures	$ 830	$ 826	$ 2,876	$ 2,577

Balance Sheet Data:	10/31/2024	10/31/2023
Working capital	$ 180,788	$ 193,257
Days sales outstanding	49	41
Inventory turns	1.0	1.1
Capitalization
Total debt	--	--
Shareholders' equity	207,172	222,231
Total capitalization	$ 207,172	$ 222,231

Hurco Companies, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
	October 31,	October 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$ 33,330	$ 41,784
Accounts receivable, net	36,678	39,965
Inventories	153,037	157,952
Derivative assets	323	740
Prepaid and other assets	5,209	7,789
Total current assets	228,577	248,230

Property and equipment:
Land	1,046	1,046
Building	7,381	7,387
Machinery and equipment	28,106	26,779
Leasehold improvements	4,667	4,473
	41,200	39,685
Less accumulated depreciation and amortization	(32,404)	(30,826)
Total property and equipment, net	8,796	8,859

Non-current assets:
Software development costs, less accumulated amortization	7,044	7,030
Intangible assets, net	763	994
Operating lease - right of use assets	11,313	10,971
Deferred income taxes	1,349	4,749
Investments and other assets	10,801	9,756
Total non-current assets	31,270	33,500

Total assets	$ 268,643	$ 290,589

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 24,951	$ 29,661
Customer deposits	4,308	2,827
Derivative liabilities	705	1,821
Operating lease liabilities	3,829	3,712
Accrued payroll and employee benefits	7,786	9,853
Accrued income taxes	866	1,713
Accrued expenses	4,258	4,092
Accrued warranty expenses	1,086	1,294
Total current liabilities	47,789	54,973

Non-current liabilities:
Deferred income taxes	53	83
Accrued tax liability	537	1,293
Operating lease liabilities	7,852	7,606
Deferred credits and other	5,240	4,403
Total non-current liabilities	13,682	13,385

Commitment and contingencies	-	-

Shareholders' equity:
Preferred stock: no par value per share, 1,000,000 shares authorized; no shares issued	-	-
Common stock: no par value, $.10 stated value per share, 12,500,000 shares authorized; 6,548,838 and 6,553,673 shares issued and 6,435,624 and 6,462,138 shares outstanding, as of October 31, 2024 and October 31, 2023, respectively	644	646
Additional paid-in capital	61,500	61,665
Retained earnings	161,422	180,124
Accumulated other comprehensive loss	(16,394)	(20,204)
Total shareholders' equity	207,172	222,231

Total liabilities and shareholders' equity	$ 268,643	$ 290,589